Exhibit 10.17

BRICKMAN GROUP HOLDINGS, INC.

MANAGEMENT REDEMPTION PLAN FOR MANAGEMENT STOCKHOLDERS

1. Purpose of the Plan

The purpose of the Plan is to provide a means for the Company, should the Company so elect, to provide liquidity to certain valued employees who have invested in the Company in connection with the recapitalization of The Brickman Group, Ltd.

2. Definitions

2.1. “Board” means the Board of Directors of the Company.

2.2. “Brickman Group” means The Brickman Group, Ltd., a Delaware corporation and Subsidiary of the Company.

2.3. “Brickmans” means the Brickman family members listed on the “Brickman Schedule” in the Stockholders Agreement.

2.4. “Category 1 Employee” means, subject to the discretion of the Board to make a different designation at any time, an Employee who is an executive officer and holds the title of President, Vice President or Division Vice President as of the effective date of this Plan.

2.5. “Category 2 Employee” means, subject to the discretion of the Board to make a different designation at any time, an Employee who is either designated a Category 2 Employee as of the effective date of the Plan by the Board, or is a regional manager as of the effective date of the Plan with responsibilities which include the oversight of branch managers.

2.6. “Category 3 Employee” means, subject to the discretion of the Board to make a different designation at any time, an Employee who is not a Category 1 Employee or Category 2 Employee as of the effective date of the Plan.

2.7. “Class A Non-Voting Common Stock” means the Class A Non-Voting common stock of the Company, par value $.001 per share, or such other class or kind of shares or other securities resulting from the application of Section 12.

2.8. “Class A Voting Common Stock” means the Class A Voting common stock of the Company, par value $.001 per share, or such other class or kind of shares or other securities resulting from the application of Section 12.

2.9. “Class B Common Stock” means the Class B Non-Voting common stock of the Brickman Group, par value $.01 per share.

2.10. “Code” means the Internal Revenue Code of 1986, as amended.

2.11. “Company” means Brickman Group Holdings, Inc., a Delaware corporation, or any successor corporation.

2.12. “Director” means a member of the Board.

2.13. “Employee” means an employee (except for any Brickman) of the Company, or any Subsidiary of the Company, including a director who is such an employee.

2.14. “Exchange” means the exchange of Class B Common Stock for Class A Voting Common Stock in connection with the Recapitalization, or where applicable, the exchange of any shares of preferred stock or Class A Common Stock of Brickman Group for Class A Voting Common Stock in connection with the Recapitalization.

2.15. “Exchange Act” means the Securities Exchange Act of 1934, as amended.

2.16. “FMV Price” has the meaning given such term in Section 9 herein.

2.17. “Management Holder” has the meaning given such term in Section 3 herein.

2.18. “Maximum Sale Amount” means $125,000 (excluding amounts withheld for taxes) or such other amount as is determined by the Board in its discretion. The Board shall have discretion to establish different Maximum Sale Amounts for different Management Holders.

2.19. “Minimum Number” means (i) in the case of a particular Category 1 Employee, 75% of the shares of Class A Voting Common Stock acquired in the Exchange by such Category 1 Employee, (ii) in the case of a particular Category 2 Employee, 65% of the shares of Class A Voting Common Stock acquired in the Exchange by such Category 2 Employee, and (iii) in the case of a particular Category 3 Employee, 50% of the shares of Class A Voting Common Stock acquired in the Exchange by such Category 3 Employee. The Minimum Number only includes shares of Class A Voting Common Stock, and does not include shares of Class A Non-Voting Common Stock or shares of any other capital stock of the Company, whether such shares are acquired as a result of the exercise of any option, warrant or other right to purchase Class A Non-Voting Stock or otherwise. The Minimum Number in each case, however, will be subject to appropriate adjustment as set forth in Section 13 herein.

2.20. “Plan” means the Brickman Group Holdings, Inc. 2002 Management Redemption Plan herein set forth, as amended from time to time.

2.21. “Recapitalization” means the recapitalization of the Brickman Group contemplated by the Recapitalization Agreement.

2.22. “Recapitalization Agreement” means the Recapitalization Agreement entered into on December 20, 2002, by the Company, the Brickman Group and the stockholders of the Brickman Group named therein, as amended from time to time.

2.23. “Redemption Dollar Limit” has the meaning given to such phrase in Section 7 herein.

2.24. “Redemption Offer” has the meaning given to such phrase in Section 6 herein.

2.25. “Retirement” means retirement from the active employment of the Company or a Subsidiary pursuant to the normal retirement policies of the Company or such Subsidiary.

2.26. “Stockholders Agreement” means the Stockholders Agreement among the Company and the other parties named therein entered into on December 20, 2002, as amended from time to time.

2.27. “Subsidiary” means a corporation, partnership, limited liability or other business entity with respect to which the Company (or another Subsidiary or a combination thereof) owns 50% or more of the total combined voting power of all classes of stock (or other voting interests).

3. Eligibility

Each Employee who continues to hold not less than the Minimum Number of shares of Class A Voting Common Stock acquired in the Exchange is eligible to participate in the Plan and is referred to herein as a “Management Holder.”

4. Administration and Implementation of the Plan.

4.1. The Plan shall be administered by the Board, which shall have full power to interpret and administer the Plan and full authority to act in determining the terms and conditions of participation in the Plan. The Board shall have full and final authority in its sole discretion to interpret the provisions of the Plan and to decide all questions of fact arising in its application and to make all other determinations necessary or advisable for the administration of the Plan.

4.2. The Board shall have the power to interpret the Plan, to adopt regulations for carrying out the Plan and to make changes in such interpretations or regulations as it shall, from time to time, deem advisable. Any interpretation by the Board of the terms and provisions of the Plan and the administration thereof, and all action taken by the Board, shall be final, binding and conclusive on all Management Holders.

5. Shares of Stock Subject to the Plan

Subject to Section 12, only shares of Class A Voting Common Stock acquired in the Exchange are eligible to be redeemed pursuant to the Plan.

6. Redemption Offers

The Company may, if the Company shall elect in its sole discretion, offer to repurchase shares of Class A Voting Common Stock of Management Holders on the following two separate occasions: (i) within ninety (90) days after the completion of the audit of the Company’s financial statements as of and for the fiscal year ending December 31, 2004, and (ii) within ninety (90) days after the completion of the audit of the Company’s financial statements as of and for the fiscal year ending December 31, 2006. Any such offer is referred to herein as a “Redemption Offer.” The Company shall be under no obligation to make any Redemption Offer.

7. Dollar Limitation

In the discretion of the Board, the Company may offer to purchase in the aggregate up to $5,000,000 of Class A Voting Common Stock (valued at the FMV Price) pursuant to each Redemption Offer. The aggregate dollar amount to be repurchased by the Company under any Redemption Offer is referred to herein as the “Redemption Dollar Limit.”

8. Maximum Sale Amount

A Management Holder may sell pursuant to a Redemption Offer any number of shares of Class A Voting Common Stock provided that (i) following each such sale, the Management Holder will own not less than the Minimum Number of shares of Class A Voting Common Stock applicable to such Management Holder, and (ii) the maximum dollar amount received by the Management Holder in any Redemption Offer shall not exceed the Maximum Sale Amount applicable to such Management Holder.

9. Redemption Price

The per share purchase price for shares of Class A Voting Common Stock purchased by the Company under the Plan will be the per share fair market value for such shares, as determined by the Board in good faith (the “FMV Price”).

10. Procedures for Participation

10.1. In the event the Board determines that the Company will make a Redemption Offer, the Company will notify each Management Holder of the FMV Price and such Management Holder’s Maximum Sale Amount and will provide any other information the Company elects (including disclosure regarding the U.S. federal income tax consequences of a redemption and any disclosure required under applicable securities laws).

10.2. Any Management Holder who desires to participate in a Redemption Offer by selling shares to the Company at the applicable FMV Price will have at least a twenty (20) business day period (commencing upon notification to the Management Holder of the Redemption Offer under Section 10.1 above) in which to notify the Company in writing of the number of shares of Class A Voting Common Stock that such Management Holder desires to sell to the Company, subject to the terms and conditions described herein, including Section 8. Subject to applicable law and regulations, the initial offer period may be extended on one or more occasions for such additional time periods as are determined by the Board in its sole discretion. Promptly following the expiration of the offer period, a closing will occur where the Company will purchase, and participating Management Holders will sell, the appropriate number of shares of Class A Voting Common Stock at the applicable FMV Price.

11. Pro Ration Procedures

11.1. In the event that the aggregate purchase price for all shares of Class A Voting Common Stock participating Management Holders elect to sell in response to any single Redemption Offer exceeds the Redemption Dollar Limit, the Company will purchase, in accordance with Section 11.2, only a portion of such shares such that the aggregate purchase price equals the Redemption Dollar Limit.

11.2. In such event, the Company shall repurchase the number of shares of Class A Voting Common Stock as provided in Section 11.1 above in the following order: (i) first, from any Management Holder who exchanged 100% of his or her Class B Common Stock, and, if applicable, his or her preferred stock and Class A common stock of the Brickman Group, for Class A Voting Common Stock in connection with the Exchange, and (ii) thereafter, from all other participating Management Holders. To the extent the number of shares of Class A Voting Common Stock that would otherwise be sold by Management Holders included under clauses (i) or (ii) above would exceed the Redemption Dollar Limit, the number of shares sold shall be allocated pro rata among the Management Holders included in the applicable group based on the number of shares each such Management Holder would sell in the absence of a Redemption Dollar Limit.

12. Adjustments upon Changes in Capitalization

Subject to the terms of the Stockholders Agreement or any other agreement between the Company and the Management Holder, if applicable, in the event of a reorganization, recapitalization, stock split, spin-off, split-off, stock dividend, issuance of stock rights, combination of shares, merger, consolidation or any other change in the corporate structure of the Company affecting Class A Voting Common Stock, or any distribution to shareholders other than a cash dividend, the Board shall make such adjustments to the shares of Class A Voting Common Stock subject to the Plan as it in good faith determines to be appropriate.

13. Effective Date, Termination and Amendment

The effective date of this Plan shall be April 1, 2003. The Plan shall remain in full force and effect until the earlier of (i) December 30, 2007, (ii) the consummation of a Qualified Public Offering, as such term is defined in the Stockholders Agreement, (iii) a sale of the Company or the Brickman Group, whether by merger, consolidation, sale of outstanding capital stock, sale of all or substantially all of its assets or otherwise, or (iv) the date the Plan is terminated by the Board. The Board shall have the power to amend, suspend or terminate the Plan at any time, subject to applicable law.

14. General Provisions

14.1. Nothing contained in the Plan, shall confer upon any Management Holder any right with respect to continuance of employment by the Company or a Subsidiary, nor interfere in any way with the right of the Company or any Subsidiary to terminate the employment of any Management Holder at any time.

14.2. Management Holders shall be responsible to make appropriate provision for all taxes required to be withheld or paid in connection with the transfer of shares of Class A Voting Common Stock pursuant to this Plan or otherwise. Such responsibility shall extend to all applicable federal, state, local or foreign taxes.

14.3. To the extent that federal laws do not otherwise control, the Plan and all determinations made and actions taken pursuant hereto shall be governed by the substantive laws of the State of Delaware (or such other state law as may correspond to the Company’s state of incorporation) and construed accordingly.

14.4. This Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any amount under this Plan.

14.5. Without amending the Plan, shares of Class A Voting Common Stock may be redeemed from individuals who are foreign nationals or employed or providing services outside the United States or both, on such terms and conditions different from those specified in the Plan as may, in the judgment of the Board, be necessary or desirable to further the purpose of the Plan.

14.6. The terms of this Plan shall be subject to applicable law and regulation. Without limiting the foregoing, the Company shall be authorized to take any actions necessary or desirable to ensure that the Plan or the terms of any Redemption Offer comply with applicable securities laws, including Regulation 14E promulgated under the Exchange Act or any successor rules or regulations.

14.7. A citation to any law, regulation or rule herein shall be construed to be a citation to the most recent version of, or successor to, any such law, regulation or rule.